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                                                                   EXHIBIT 10.17


                            LONG TERM CARE FACILITY

                             MANAGEMENT AGREEMENT

                              [Hilltop, Michigan]

     THIS LONG TERM CARE FACILITY MANAGEMENT AGREEMENT (the "Agreement") made as of the 1st day of December, 1999, by and between HILLTOP MANOR INVESTORS LLC, a Georgia limited liability company ("Owner"), and CENTENNIAL HEALTHCARE MANAGEMENT CORPORATION, a Georgia corporation ("Manager").

                             W I T N E S S E T H:

     WHEREAS, Owner has agreed to acquire certain real and personal property comprising a certain 118 bed nursing center located in Roscommon, Michigan (the "Facility"); and

     WHEREAS, Owner and Manager desire for Manager to provide its experience, skill and supervision to manage the Facility on behalf of Owner after Owner acquires the Facility under and subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual promises and covenants of the parties contained herein and for such other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                       MANAGEMENT DUTIES AND OBLIGATIONS

     1.01 Control Retained by Owner. Owner shall at all times exercise overall control over the assets and operations of the Facility, subject to the terms of this Agreement, and Manager shall perform the duties herein required to be performed by it as the agent of Owner and in accordance with the policies and directives from time to time adopted by Owner.

     1.02 Changes in Method of Operation. Manager shall not make substantial changes in the method of operating the Facility unless Manager first notifies Owner and Owner has given its approval, which approval shall not be unreasonably withheld.

     1.03 Management of Facility. During the term of this Agreement and subject to the terms of this Agreement, Manager shall on behalf of Owner manage all aspects of the operation of the Facility, including, but not limited to staffing, accounting, billing, collections, setting of rates and charges and general administration. In connection therewith, Manager (either directly or through supervision of employees of the Facility) shall:

           (a) Hire or lease on behalf of Owner and retain (to the extent such personnel are reasonably available in the community in which the Facility is located) an adequate staff of nurses, technicians, nurse aides, office and other employees, including a qualified administrator (the "Administrator") and shall promote, direct, assign and discharge all such employees on behalf of Owner at Manager's reasonable discretion; provided, however, that leased employees shall be subject to the direction and control of the lessor of such leased employees. All employees shall be employees of or leased by the Owner and carried on the payroll of the Facility and shall not be deemed employees or agents of Manager.
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           (b) Institute and amend, from time to time general salary scales, personnel policies and appropriate employee benefits for all employees on behalf of Owner; provided, however, that leased employees shall be subject to the general salary scales, personnel policies and employee benefit programs of the lessor of such leased employees. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

           (c) Issue appropriate bills for services and materials furnished by the Facility and use its reasonable best efforts to diligently collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or desirable reports and claims related to revenue production. Owner hereby grants Manager the right to enforce Owner's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

           (d) Order, supervise and conduct a program of regular maintenance and repair.

           (e) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the account of Owner.

           (f) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

           (g) Provide for the orderly payment (to the extent funds are available therefor) of accounts payable, employee payroll, amounts due on short and long-term indebtedness, taxes, insurance premiums, and all other obligations of the Facility.

           (h) Institute standards and procedures for admitting patients, for charging patients for services, and for collecting the charges from the patients or third parties.

           (i) Obtain and maintain insurance coverage for the Facility naming Owner, Manager and such other persons requested by Owner as insured as provided in Section 5.01 hereof.

           (j) Negotiate and enter into, in the name of and on behalf of Owner, such agreements, contracts and orders as Manager may deem necessary or advisable, for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility, including, without limitation, agreements for the provision of therapy and rehabilitation services, and medical supplies.

           (k) After notice to Owner, negotiate on behalf of Owner (and in conjunction with Owner's counsel) with any labor union lawfully entitled to represent employees of Owner who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Owner for its approval and execution.

           (l) As  provided  in  Section
1.07(a), assist in maintaining all licenses and permits required for the operation of the Facility, its contracts with third party payors and other similar governmental and nongovernmental agencies and intermediaries.

           (m) Make periodic evaluations of the performances of all
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departments of the Facility.

           (n) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in similar facilities.

           (o) Advise and assist Owner in designing an adequate and appropriate public relations program.

     1.04 Reports to Owner.

           (a) Manager shall prepare and deliver to Owner, within thirty (30) days after the close of each calendar month, unaudited financial statements covering the prior month and containing a balance sheet and statement of income and expenses in reasonable detail. Manager shall also provide any required assistance to the independent accountants for the Facility, who shall be selected by Manager, in the preparation of audited annual financial statements for the operation of the Facility. Such financial statements shall be prepared at Owner's expense in accordance with generally accepted accounting principles in the health care field consistently applied and delivered to Manager and Owner within ninety (90) days after the end of each fiscal year of the Facility. Manager shall prepare reports or provide information to Owner required by the Lease and any loan documents of Lessor.

           (b) Manager shall submit to Owner for its approval (which approval will not be unreasonably withheld) each twelve (12) months its budget for the operation of the Facility setting out anticipated income, expenses and capital expenditures during the succeeding twelve (12) month period. Manager shall use reasonable efforts to operate the Facility in accordance with the provisions of the budget for the Facility as submitted to Owner. Such proposed budget for the Facility shall be delivered to Owner prior to the commencement of the operational fiscal year of the Facility.

           (c) Manager shall schedule periodic management meetings to be attended by representatives of both Manager and Owner no less frequently than semiannually and shall furnish to Owner quarterly written progress reports concerning the operation of the Facility.

     1.05 Bank Accounts.

           (a) All funds received under Federal and State reimbursement programs from the operation of the Facility (the "Government Funds") shall be deposited in a bank account or accounts of the Facility (the "Facility Depository Accounts") established in Owner's name. All other funds received from the operations of the Facility (the "Non-Government Funds" and together with Government Funds, the "Facility Funds") shall be deposited in a bank account or accounts of Manager or Manager's affiliate(s) (collectively referred to in this Section 1.05 as Manager) established in Manager's name (the "Manager's Operating Accounts"). Upon receipt in the Facility Depository Accounts, Owner shall transfer or cause to be transferred all Facility Funds from the Facility Depository Accounts to Manager's Operating Accounts. Manager shall segregate all Facility Funds in an account(s) separate and apart from Manager's other operating accounts (the "Segregated Facility Accounts"). Manager shall disburse Facility Funds received from the Facility's operations in the manner and order of priority described in subsection (b) below. Manager shall also deposit and maintain personal funds of the Facility's residents into a separate trust account established in Manager's name (the "Facility Trust Account"). Manager shall designate the signatory or signatories required on all checks or other documents of withdrawal for the Manager's Operating, Segregated Facility and Facility Trust Accounts. Owner shall instruct all Federal and State payors to send confirmation to Manager of all transfers of Government Funds. In addition, Owner shall direct the Facility Depository Account bank to send all Facility
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Depository Account statements directly to Manager on a monthly basis.

           (b) Flow of Facility Funds. All revenues and cash of the Facility shall be disbursed by Manager in the following order of priority and, in each case, in such amounts and at such times as Manager deems is required to be made in connection with the payment of:

                (i) the Facility's debt service payments for obligations secured or collateralized by the Facility, its property or receivables, including payments due under that certain promissory note dated November 30, 1999 from Owner to GMAC Commercial Mortgage Corporation ("Lender") in the original principal amount of $4,250,000 (the "Loan"), and all other costs and payments due under the Loan;

                (ii) the costs and expenses of operating the Facility, including the reimbursable expenses of Manager;

                (iii) all accrued and unpaid Management Fees (defined in Section 5.01) to the Manager; and

THEN, after retention by Manager of an adequate working capital reserve (such reserve to be determined by Manager in its reasonable discretion, taking into account lines of credit, and approved by Owner in connection with its approval of the operating budget for the Facility (with such approval to be not unreasonably withheld or delayed) and held in such subaccount of the Facility Depository, Operating or Segregated Facility Accounts as Manager shall determine);

                (iv) the balance, if any, to Owner.

     1.06 Access to Books, Records and Documents. If it is ultimately determined that Section 952 of the Omnibus Budget Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

           (a) Until the expiration of four (4) years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature of this Agreement for which payment may be made under the Medicare program; and

           (b) If Manager carries out any of the duties of this Agreement pursuant to a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that, until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the Untied States, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such subcontractors for which payment may be made under the Medicare program.

     1.07 Licenses.

           (a) Manager, as agent for Owner and on Owner's behalf, shall apply for and seek to obtain and maintain all necessary licenses, permits, certifications, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility. Manager agrees that its management and operation of the Facility shall materially and substantially
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comply with any representations made by the Lessor and/or Owner in the
Certificate of Need application for the Facility with the State of Michigan licensing authority, to the extent disclosed in writing to Manager, as well as all conditions placed upon such Certificate of Need and so disclosed in writing to Manager. Manager, by applying for such licenses, permits, consents, and approvals, does not in any way guarantee the approval of such applications and shall have no liability with respect to any failure of the Facility to receive any such license, permit, consent or approval.

           (b) Neither Owner nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Owner's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

           (c) Manager shall, with the written approval of Owner, have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Owner, after having given its written approval, shall pay attorneys' fees incurred with regard to the contest. Counsel for any such contest shall be selected by Manager, with Owner's approval which shall not be unreasonably withheld. Manager shall have the right, upon notice to Owner but without the written consent of the Owner, to process all third-party claims for the services of the Facility, including, without limitation, the full right to contest to the exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

     1.08 Administrator. Manager shall employ or lease for the Facility an Administrator to serve as the chief executive officer of such Facility. The Administrator shall be an employee of and shall be compensated by Owner, in accordance with the approved operating budget for the Facility or as otherwise approved by Owner, and Manager shall pay on Owner's behalf out of the Operating Accounts of the Facility, in advance, on or before the fifth day of each month, all such compensation, including salary, fringe benefits, bonuses and business expense reimbursements approved by Manager, to the Administrator. The term "fringe benefits" shall include, without limitation, employer's FICA payments, unemployment compensation and other employment taxes, bonuses, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums and disability and other benefits.

     1.09 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of the Owner, not of Manager, but all such obligations shall be paid by Manager on Owner's behalf out of the Operating Accounts of the Facility. With the Owner's prior written consent, Manager may contest the validity or amount of any such tax or imposition on the Facility in the same manner as described in Section 1.07(c) hereof.

     1.10 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such authorized representative of Manager during such visits and all out-of-pocket expenses arising from travel and lodging connected with such visitations shall not be charged separately to Owner.

     1.11 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any material statute, ordinance, law, rule, regulation or order of any governmental or
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regulatory body having jurisdiction over the Facility and to comply with all orders and requirements of the local board of fire underwriters or any other body which may exercise similar functions; provided, however, that Manager shall not be required to expend its separate funds in order to comply with any such statutes, ordinances, laws, rules, regulations or orders, and to the extent any funds are so required, it shall fulfill its obligations hereunder by notifying Owner of the actions necessary in order to be in compliance therewith and expending such funds of Owner as Owner may provide or as Manager may deem available for such purpose.

     1.12 Quality Controls. Manager shall activate and maintain on a continuing basis a "Quality Assurance Program" in order to provide objective measurements of the quality of health care provided at the Facility and, in connection therewith, shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and inspections.

     1.13 Staff Specialists. In addition to the other managerial services provided for herein, Manager shall make available to the Facility, for consultation and advice, when Manager deems necessary or appropriate; specialists in such fields as accounting, auditing, budgeting, dietary services, operations, environmental control, management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures, and third-party reimbursement.

     1.14 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement if Manager is prevented from performing any of its obligations hereunder for reasons beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God, or the action or promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default hereunder or otherwise liable for any error of judgment or act or omission in the performance of its services hereunder, which is made in reasonable good faith.

     1.15 Additional Services. Owner agrees that any specialized or additional services recommended by Manager may be performed for a separate fee as agreed upon by Owner in advance of the performance of such service. If Manager provides such service, such fee shall not be in excess of such amount as would be charged by a third party, negotiating at arm's length, for the performance of such service.

     1.16 Maintenance of Facility. Manager agrees to maintain the Facility in a and serviceable condition, ordinary wear and tear and damage by fire or other casualty or resulting from condemnation excepted, to the extent sufficient revenues of the Facility are available for such purpose.

     1.17 Civil Money Damages. Manager agrees that if any civil money penalties are imposed by HCFA or the State of Michigan as a result of the nursing care and/or treatment provided to residents of the Facility by employees of the Facility, Manager will reimburse Owner for the amount of the civil money penalty imposed; provided, however, that following termination of this Agreement Manager must be notified immediately upon notice of the civil money penalty and/or any Statement of Deficiencies issued by HCFA or the State of Michigan for a period during which Manager served under this Agreement. Manager reserves the right to appeal or waive appeal of any civil money penalty imposed by HCFA or the State of Michigan. Manager further reserves the right to retain counsel to represent the Facility in any appeal or settlement proceedings.

     1.18 Compliance with Loan Documents. Owner shall provide Manager with true and correct copies of the loan documents evidencing and securing the Loan (the "Loan Documents"). Manager agrees to comply with the terms of the Loan Documents in the operation of the Facility during the term of this Agreement. In the event of a conflict between a provision of the Loan Documents and this Agreement, the Loan Documents shall prevail

                                  ARTICLE II

                             TERM AND TERMINATION

     2.01 Term. The term of this Agreement (the "Term") shall commence on the date Owner acquires the Facility (the "Effective Date"), and shall continue until the fifth anniversary thereof; provided, however, that at the end of such five-year period, the Term shall be automatically extended on a month-to-month basis unless either party gives the other party notice not less than thirty days prior to the end of the current Term of its intention to not renew the Term.

     2.02 Optional Termination by Manager.

           (a) Manager has the option to terminate this Agreement, without damage or penalty, upon ten (10) business days prior written notice to Owner, upon the occurrence of either of the following events:

                (i) The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (x) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of nine (9) months to its condition immediately preceding such damage, or (y) the conducting of normal operations of the Facility would be prevented for a period of nine (9) months or more; or

                (ii) Title to or the temporary use of all or substantially all the Facility is taken under the exercise of the power of eminent domain by any governmental authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties prevents or is likely to prevent the conducting of normal operations at the Facility for a period of at least nine
(9) months.

Provided, however, that in either of such events, in addition to the rights of Manager under Article V hereof, Manager shall have the right to rebuild, restore or otherwise rearrange the Facility and recommence operations thereof, and thereupon Manager shall continue to manage the Facility under the same terms, conditions, and fees as provided herein.

           (b) Manager shall have the option to terminate this Agreement without damage or penalty upon ten (10) days prior written notice to the Owner following the sale, transfer, assignment, or other disposition, in whole or in part, by the Owner of its interest in the Facility. In the event Owner is a corporation, limited liability company, or partnership, any dissolution, merger, consolidation or other transfer of a substantial portion of the stock or underlying ownership interests (as the case may be) of Owner shall constitute an assignment of the Facility for all purposes of this Section 2.02(b). The term "substantial portion" means the ownership of stock or underlying ownership interests (as the case may be) possessing, and of the right of exercise, at least fifty percent (50%) of the total combined voting power of such corporation, limited liability company, or partnership, provided, however, that this prohibition on stock transfer shall not apply to a "publicly traded corporation," which term is hereby defined for all purposes under this Agreement as a corporation whose shares of stock have been registered pursuant to the

Securities Act of 1933, as amended.

      On or before the Effective Date, Owner and Manager shall enter into a purchase option agreement whereby Manager or its affiliates shall have the right at any time after the second anniversary of the Effective Date but prior to the fifth anniversary of the Effective Date to purchase the Facility in accordance with the terms contained in such agreement. Owner hereby grants to Manager a right of first refusal to purchase its interest in the Facility on the same terms and conditions, including purchase price, acceptable to Owner pursuant to the terms of a bona fide third party offer. Manager shall be furnished with written notice of the terms of such third party offer and a period of not less than fifteen (15) business days within which to exercise such right of first refusal. Upon exercise, Owner and Manager shall close Manager's acquisition of Owner's interest in the Facility within the greater of (i) thirty (30) days thereafter or (ii) the time period, if any, specified in the terms of such third party offer. The parties acknowledge and agree that any purported sale, transfer, assignment or other disposition by Owner in violation of this Section 2.02(b) shall, at Manager's option, be null, void and of no force or effect, and that equitable remedies, including the remedy of specific performance (to compel rescission of any such sale, transfer, assignment or other disposition) and injunctive relief (to prevent or restrain such prohibited actions) shall be available to Manager, in addition to its rights and remedies at law and under this Agreement.

      In the event Manager elects not to exercise its right of first refusal under this Section 2.02(b) and there shall occur a sale, transfer, assignment or other disposition of Owner's interest in the Facility prior to the second anniversary of this Agreement, this Agreement shall continue in full force and effect and shall bind the purchaser (without releasing or otherwise affecting Owner's primary liability for its obligations hereunder, which shall thereupon be deemed joint and several with the liability of such purchaser); provided, however, that in the event of such sale, transfer, assignment or other disposition of Owner's interest pursuant to the foregoing. Owner shall have the right and option to terminate this Agreement upon the thirtieth day following payment and delivery to Manager of the following, said termination to become effective upon the thirtieth day following Manager's receipt of the last of the following:

                (i) for a sale occurring prior to the second anniversary of this Agreement, a termination fee equal to forty percent (40%) of the Facility's "Average Monthly Fee" multiplied by the number of months remaining in the Term, calculated from the date of such termination. "Average Monthly Fee" for the Facility shall mean the average of the monthly Management Fees payable to Manager under Article IV of this Agreement for each of the twelve (12) full calendar months prior to such termination;

                (ii) all amounts due under Article IV of this Agreement;

                (iii)any other amounts due Manager under the provisions of this Agreement or any other agreements between Owner and Manager or their affiliates; and

                (iv) evidence, satisfactory to Manager, that amounts have been escrowed by Owner sufficient to pay all pending liabilities of Manager arising during the term of this Agreement.

           (c) Manager shall have the option to terminate this Agreement without damage or penalty upon seven (7) days written notice to Owner following the failure of Owner to transfer all Facility Funds in the Facility Depository Account to Manager's Operating Accounts as provided in Section 1.05(a) of this Agreement.

                                  ARTICLE III

                             DEFAULT AND REMEDIES

      3.01 Events of Default. The following shall constitute events of default ("Events of Default" and each individually an "Event of Default") under this
Agreement:

           (a) If Owner fails to do any of the following and the responsibility and means (including any and all necessary funds) to pay or perform same has not been delegated to Manager hereunder: (i) make or cause to be made any payment to Manager required to be made by Owner, and such failure shall continue for as much as thirty (30) days after notice thereof shall have been given to Owner,
(ii) perform its obligations under this Agreement in any material respect, and such default shall continue for a period of thirty (30) days after notice thereof shall have been given by the Manager to Owner, or (iii) make payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

           (b) If Manager fails (i) to make or cause to be made any payment to or on behalf of Owner required to be made by Manager, and such failure shall continue for as much as thirty (30) days; after notice thereof shall have been given to Manager, (ii) to perform its obligations under this Agreement in any material respect, and such failure shall continue for a period of thirty (30) days; after notice thereof shall have been given by the Owner to Manager, or
(iii) to make payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

           (c) If, through no fault of Manager, the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of fourteen (14) consecutive days;

           (d) If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, the Facility (i) loses its Medicaid or Medicare certification, (ii) loses its license to operate as a nursing home, or (iii) is closed, and such event continues unstayed and in effect for a period of fourteen (14) consecutive days;

           (e) If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, patient admissions are suspended, and such event continues unstayed and in effect for the later of ninety (90) days or the date on which occupancy decreases more than ten percent (10%) from the occupancy level at the date of such suspension;

           (f) If either Owner or Manager shall (i) be adjudicated bankrupt;
(ii) admit in writing its inability to pay its debts generally as they become due; (iii) become insolvent in that its total assets are in the aggregate less than all of its liabilities or it is unable to pay its debts generally as they become due; (iv) make a general assignment for the benefit of creditors; (v) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (vi) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

           (g) If a petition shall have been filed against Owner or Manager in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of Owner's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

      3.02 Remedies Upon Default. If any Event of Default by either party shall occur and be continuing, the other party may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement by giving written notice of such termination, and neither party shall have any further obligations whatever under this Agreement; provided, however, that as a condition to the effectiveness of Owner's termination of this Agreement, Owner shall pay to Manager all payments due under
Article V.

                                  ARTICLE IV

                                MANAGEMENT FEE

      4.01 Management Fee. Commencing upon the Effective Date until the end of the term hereof, Owner shall pay to Manager a monthly management fee equal to six percent (6%) of the Facility's "Gross Revenues," as determined on an accrual basis (the "Management Fees"). "Gross Revenues" shall mean, for the Facility, total revenues of such Facility, including, without limitation, all ancillary fees, charges, rentals and other revenue derived in any way from the operation of such Facility, on an accrual basis, after deduction of allowances for contractual adjustments as they relate to third-party payors and before deduction of any and all expenses.

      4.02 Adjustment. Within fifteen (15) days after the delivery of the annual financial statements of the Facility, Owner shall pay to Manager or Manager shall credit Owner such amount as is necessary to make the amount of the Management Fees paid with respect to the year to which the financial statements relate equal to the amount of Management Fees shown to be due by the annual financial statements; provided, however, that amounts exceeding two (2) months' Management Fees shall be paid to Owner in addition to such credit for such two
(2) month period.

                                   ARTICLE V

                                   INSURANCE

      5.01 Insurance/Indemnity. During the term of this Agreement, Manager shall at all times keep the Facility insured with the kinds and amounts of insurance described below, which, at a minimum, shall be modified as necessary to satisfy all requirements of any Facility mortgagee. This insurance shall be written by companies authorized to do insurance business in the State of Michigan. The policies will name Owner as additional insured, and name any mortgagee of the Facility by way of standard form of mortgagee loss payee endorsement. Losses shall be payable to Owner, in trust, as provided in Section 5.05 below. Any loss adjustment shall require the written consent of Owner, Manager and each mortgagee. Evidence of insurance shall be deposited with Owner and, if requested, with any mortgagee(s). The policies on the Facility shall insure against the following risks:

           (a) Loss or damage by fire and such other risks as may be included in the broadest form of extended coverage insurance from time to time available, including but not limited to loss or damage from leakage of any sprinkler system now or hereafter installed in the Facility, in amounts sufficient to prevent

Owner or Manager from becoming a co-insurer within the terms of the applicable policies and in any event in an amount not less than the full replacement value of the Facility (as defined below in Section 5.02);

           (b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably agreed by Owner and Manager from time to time;

           (c) Claims for personal injury or property damage under a policy of general public liability insurance with amounts not less than One Million dollars ($1,000,000.00) per occurrence in respect of bodily injury, One Million dollars ($1,000,000.00) aggregate per occurrence, and Three Hundred Thousand dollars ($300,000.00) for property damage;

           (d) Claims arising out of malpractice in an amount not less than One Million dollars ($1,000,000.00) per person and per occurrence;

           (e) Such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the State of Michigan.

           (f) Loss of rental under a rental value insurance policy covering a risk of loss during the first six (6) months of reconstruction resulting from the occurrence of any of the hazards described in subsections (a) and (b) of this Section 5.01 in an amount sufficient to prevent Owner from becoming a co-insurer; and

           (g)  Worker's compensation.

      5.02 Replacement Cost. The term "full replacement value" of improvements as used herein, shall mean the actual replacement cost thereof from time to time.

      5.03 Additional Insurance. In addition to the insurance described above, Manager shall maintain such additional insurance as may be reasonably required from time to time by any mortgagee of the Facility.

      5.04 Waiver of Subrogation. Any provision in this Agreement to the contrary notwithstanding, each party, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights it may have against the other, its agents, or employees, for any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by the insured party. Each party further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.

      5.05 Insurance Proceeds. All proceeds payable by reason of any casualty loss or damage to all or any part of the Facility and insured under any policy of insurance required by Section 5.01 of this Agreement shall be paid to Owner and held by Owner in trust (subject to the provisions of Section 5.06 and the rights of the holders of mortgages relating to the Facility) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Facility, and shall be paid by Owner from time to time for the reasonable costs of such work. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Facility shall be returned, as applicable, to the insurer or Manager as their interests may appear. All salvage resulting from any such loss covered by insurance shall belong to Owner.

      5.06 Damage or Destruction. If, during the Term of this Agreement, the Facility is totally or partially destroyed from a risk covered by the insurance described in Section 5.01, Owner shall, as soon as practicable, and, if permitted under the Lease, restore the Facility to substantially the same condition as existed immediately before the destruction. Upon the commencement of such work, Owner shall proceed with due diligence to complete such work within a reasonable period of time. If the costs of the restoration exceed the amount of proceeds received by Owner from the insurance required under Section 5.01, Manager shall have the right but not the obligation to pay the difference between the amount of insurance proceeds and such cost of restoration.

      5.07 Restoration of Manager's Property. If Owner is required to restore the Facility as provided in Section 5.06, Owner shall not be required to restore alterations made by Manager, or Manager's improvements, trade fixtures or personal property, such excluded items being the sole responsibility of Manager to restore. Owner shall, however, be required to restore the Facility's tangible personal property owned by Owner.

     5.08 Manager's Blanket Policy. Notwithstanding anything to the contrary contained in this Article V, Manager's obligation to maintain insurance required herein may be fulfilled by obtaining a blanket policy, carried and maintained by Manager; provided, however, that the coverage afforded Owner will not be reduced or diminished or otherwise differ from that which would exist under a separate policy meeting all other requirements of this Agreement.

                                  ARTICLE VI

                              COVENANTS OF OWNER

      6.01 Licensing; Changes and Services. Subject to the terms of this Agreement, Owner agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies; having jurisdiction over the Facility. Owner agrees that it will not, through the exercise of its overall supervisory powers, substantially change the services rendered by the Facility during the term hereof without the prior written approval of Manager.

      6.02 Transfer of Facility. Owner further acknowledges and agrees that upon the transfer, lease, assignment, sale or other disposition or conveyance of all or any part of its interest in and to the Facility, this Agreement shall remain in full force and effect unless otherwise terminated as provided in Section 2.02(b). Subject to the foregoing and to the requirements of the Lease, Owner covenants and agrees that in the event that it sells, assigns or otherwise transfers its interest in and to the Facility at any time while this Agreement is in effect, it will require the transferee to assume the obligations of the Owner hereunder. The provisions of this Section 6.02 are in addition to, and do not modify or abridge, the prohibitions against sale, transfer, assignment or other disposition of the Facility, as set forth in Section 2.02(b) and elsewhere in this Agreement.

      6.03 Damage or Destruction. If the Facility or any portion thereof shall be damaged or destroyed by fire or other casualty, Owner shall commence to repair, restore, rebuild or replace any damage or destruction within sixty (60) days after such fire or other casualty and shall proceed with due diligence to complete such work within a reasonable period of time.

      6.04 Compliance with Loan Documents. Owner covenants and agrees to comply at all times with the terms and provisions of the Loan Documents.


                                  ARTICLE VII

                            MISCELLANEOUS COVENANTS

      7.01 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      7.02 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Owner and Manager with respect to the Facility.

      7.03 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), or mailed, postage prepaid, registered, or certified mail return receipt requested:

           (a)  to Owner, by addressing the same to:

                c/o Five Star Healthcare Investors LLC
                400 Perimeter Center Terrace
                Suite 650
                Attn: Alan C. Dahl
                Telecopier: (770) 730-1377

           (b)  to Manager, by addressing the same to:

                Centennial HealthCare Management Corporation
                400 Perimeter Center Terrace

                Suite 650
                Atlanta, Georgia 30346
                Attn: Kent C. Fosha, President
                Telecopier: (770) 730-1375

                with a copy to:

                Centennial HealthCare Corporation
                400 Perimeter Center Terrace

                Suite 650
                Atlanta, Georgia 30346
                Attn: Daryl R. Griswold, Senior Vice President and General
                Counsel
                Telecopier: (770) 730-1350


or to such other address or to such other person as may be designated by notice given from time to time during the term of this Agreement by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered if given by hand, cable, telegraph or telecopy (receipt confirmed).

      7.04 Entire Agreement; Amendments. The Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

      7.05 Governing Law. This Agreement and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without regard to its rules of conflicts of laws.

      7.06 Captions and Headings. The captions and headings throughout this Agreement are for convenience only and do not constitute a part hereof.

      7.07 Disclaimer of Employment of Facility Employees. No person employed in the operation of the Facility will be an employee of Manager, and Manager will have no liability for payment of their wages, fringe benefits, payroll taxes and other expenses of employment.

      7.08 Costs and Expenses; Indemnity. All fees, costs and expenses arising out of, relating to or incurred in the operation of the Facility, including, without limitation, the fees, costs, and expenses of Manager and outside consultants and professionals, shall be the sole responsibility of Owner and shall be payable as operating expenses of the Facility. Except as otherwise provided herein, Manager, by reason of the execution of this Agreement or the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred at its operation, except the salary of Manager's employees and the expenses and costs incurred at its central administrative offices in performance of its obligations hereunder. Owner agrees to indemnify and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages or other liabilities, including the costs and expenses incurred in connection therewith, arising out of or relating to the ownership of the Facility (except those resulting from the wilful misconduct or gross negligence of Manager), including, without limitation, any liability asserted against Manager or any of its officers, directors, employees or agents by reason of any action taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Owner. Notwithstanding anything contained herein to the contrary, Manager agrees that to the extent a deficiency remains under the Loan following foreclosure (or conveyance in lieu thereof) and liquidation of the Security (as defined in the Loan Documents), Manager shall indemnify Owner to the extent of the actual loss, if any, incurred by Owner as a direct and proximate result of the following, but only to the extent such loss was caused by the acts or omissions of Manager and not the acts or omissions of J. Stephen Eaton, Alan C. Dahl, Owner or Owner's members: (1) fraud or intentional misrepresentation by Manager or Centennial HealthCare Corporation in connection with the execution and delivery of the Loan Documents; (2) misapplication or misappropriation of accounts receivable collected in advance, or received after the occurrence of an event of default under the Loan Documents and the lapse of any applicable cure period under the Loan Documents; (3) the misapplication or misappropriation of insurance proceeds or condemnation awards; (4) failure to pay taxes and insurance premiums, or charges for labor or materials or other charges that can create liens encumbering the Facility; (5) failure to maintain, repair and restore the Facility in accordance with the Loan Documents; (6) failure to return or to reimburse Owner for any and all tangible personal property (excluding proprietary employee and policy manuals, computer hardware and software and items related thereto, to the extent owned by Manager) taken from the Facility by or on behalf of Owner and not replaced with personal property of the same utility and of the same or greater value; (7) any act of actual waste or arson or criminal acts by Manager with respect to the Facility;
(8) failure to comply with covenants contained in the Loan Documents relating to the environmental conditions of the Facility; (9) failure to maintain, free of all security interests and other encumbrances, all legal and beneficial interests in any health care regulatory approvals necessary for the operation of the Facility; or (10) any liability incurred as a result of any Federal Medicare investigations related to the Facility.

      7.09 Responsibility for Misconduct of Employees and Other Persons. Except as otherwise provided in Section 7.08 of this Agreement, Manager will have no liability whatsoever for damages suffered on account of the dishonesty, misconduct or negligence of any employee of or employee leased by the Facility or any officer, director, partner, stockholder, employee or agent of Owner. Manager shall be liable to Owner in connection with damage or loss directly sustained by Owner by reason of the dishonesty, wilful misconduct and gross negligence of Manager's employees in the operation of the Facility during the term of the Agreement.

      7.10 Definition of Affiliate. For purposes of this Agreement, the term "affiliate" shall mean any person or entity which Manager or Owner or their respective stockholders or individual partners, directly or indirectly, through one or more intermediaries, controls, is in common control with, or is controlled by.

      7.11 Authorization of Agreement. Manager and Owner represent and warrant, each to the other, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice, or both result in a default under or violate or conflict with (i) the provisions of the articles of incorporation and bylaws of Manager or Owner, or (ii) any other material agreement, mortgage, loan agreement or other contract or instrument by which either party is bound or to which any of its property or assets are subject, or (iii) any existing law, regulation, court order or consent decree by which either party is bound or to which any of its property or assets are subject.

      7.12 Severability. If any one or more of the provisions of this Agreement are held invalid or unenforceable, the validity and enforceability of all other provisions of this Agreement shall remain in full force and effect, unless enforcing the remainder of the provisions would not satisfy the original intentions of the parties.


      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

OWNER:

HILLTOP MANOR INVESTORS, LLC

By:  Five Star Healthcare Properties, LLC

     By:  Southeast Capital, LLC

          By:  /s/ Alan C. Dahl
             -----------------------------
             Alan C. Dahl, Managing Member


MANAGER:

CENTENNIAL HEALTHCARE MANAGEMENT CORPORATION

By:  /s/ Daryl R. Griswold
     ---------------------
     Vice President


CENTENNIAL HEALTHCARE MANAGEMENT CORPORATION ("CHMC") has entered into management agreements substantially identical to Exhibit 10.1 as follows:


     1. Long Term Care Facility Management Agreement dated December 1, 1999, by and between Mather Investors, LLC and CHMC, regarding the management of Mather Nursing Center.

     2. Long Term Care Facility Management Agreement dated December 1, 1999, by and between Dolphins View Investors, LLC and CHMC, regarding the management of The Health and Rehabilitation Centre at Dolphins View.

     3. Long Term Care Facility Management Agreement dated December 1, 1999, by and between Cypress Investors, LLC and CHMC, regarding the management of Cypress Manor Health and Rehabilitation Center.

     4. Long Term Care Facility Management Agreement dated December 1, 1999, by and between Kannapolis Investors, LLC and CHMC, regarding the management of THS of Kannapolis.